Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	Exhibit 99 NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Second Quarter 2006 Results

COLUMBUS, Ohio – (August 14, 2006) – Hexion Specialty Chemicals today reported its results for the second quarter period ended June 30, 2006. Highlights for the second quarter of 2006 include:

•	Revenues of $1.3 billion in 2006 compared to $1.2 billion during the prior year period.

•	Operating income of $59 million versus operating income of $51 million in the prior year period. The income for the second quarter of 2006 was affected by the negative timing impact of contractual pass through of certain raw material price increases to customers of $13 million, the write-off of deferred costs of $15 million associated with a planned initial public offering (IPO) of common stock, and transaction and integration expenses of $18 million.

•	Net loss from continuing operations of $62 million for the 2006 quarter versus a net loss from continuing operations of $47 million in the prior year period. The second quarter 2006 net loss includes $51 million related to the extinguishment of debt. Net loss from discontinued operations totaled $13 million for the second quarter 2006 compared to a net loss from discontinued operations of $10 million in the prior year period.

•	Adjusted EBITDA of $606 million for the Last Twelve Month (LTM) Period ended June 30, 2006. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

“We continue to successfully execute our plans for growing and integrating Hexion’s operations,” said Craig O. Morrison, Chairman and CEO. “However, our second quarter 2006 results were impacted by dramatic increases in the cost of several raw materials, particularly phenol. Hexion announced several price increases during the quarter, which we are working to fully implement, to help offset these costs and improve product margins. In addition, we are on track relative to our synergy commitments and the integration of our recent acquisitions.”

During the quarter, Hexion amended and restated its senior secured credit facilities, as previously announced. The seven-year $1.625 billion term loan facility, seven-year $50 million synthetic letter of credit, and five-year $225 million revolving credit facility are each subject to an earlier maturity date subject to certain circumstances. The Company also repurchased or redeemed all of its outstanding 8% Senior Secured Notes, 9 1/2% Senior Second Secured Notes, and 13 1/2% Senior Subordinated Notes, as well as Series A Preferred Stock.

The Company also completed the acquisition of the global ink and adhesive resins business of Akzo Nobel during the second quarter of 2006. The acquired business includes 10 manufacturing facilities and had annual sales of approximately €166 million in 2005. Hexion is integrating the Akzo Nobel business, along with the two other acquisitions completed earlier this year — the decorative coatings and adhesives business of the Rhodia Group and the global wax compounds business of Rohm and Haas Company – into its existing global operations.

On June 19, 2006, Hexion Specialty Chemicals filed an amendment to its registration statement on Form S-1 for an initial public offering of equity securities, which is not yet effective. In addition, on August 1, 2006, Hexion U.S. Finance Corp. filed an amendment to its registration statement on Form S-4. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. On June 21, 2006, the Company announced it suspended its IPO of common stock due to adverse market conditions. Therefore Hexion will not host a conference call to discuss its results.

Quarterly Segment Results

Following is a comparison of net sales and Segment EBITDA by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measures used by the Company in the evaluation of its operating results and in determining allocations of capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation. Corporate and Other primarily represents certain corporate general and administrative expenses that are not allocated to the segments.

	Three months ended June 30,		Six months ended June 30,
	2006 (1)	2005 (2)	2006 (1)	2005 (2)
Net Sales to Unaffiliated Customers (3)
Epoxy and Phenolic Resins	$542	$502	$1,069	$885
Formaldehyde and Forest Product Resins	356	331	698	644
Coatings and Inks	326	234	585	451
Performance Products	102	97	208	196

	$1,326	$1,164	$2,560	$2,176

Segment EBITDA (3)
Epoxy and Phenolic Resins	$69	$67	$142	$121
Formaldehyde and Forest Product Resins	37	42	70	78
Coatings and Inks	23	21	43	39
Performance Products	16	11	32	22
Corporate and Other	(13)	(9)	(24)	(19)

(1)	Net sales and Segment EBITDA in 2006 include the results of the decorative coatings and adhesives business unit of The Rhodia Group, the global wax compounds business of Rohm and Haas, and the ink and adhesive resins business of Akzo Nobel from the dates of acquisition, January 31, March 1 and June 1, 2006, respectively.
(2)	Net sales and Segment EBITDA in 2005 include the Bakelite Acquisition results from the date of acquisition, April 29, 2005.
(3)	Intersegment sales and EBITDA are not significant and, as such, are eliminated within the selling segment.

Reconciliation of Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these indenture covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisition. The company believes that the inclusion of the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under GAAP for purposes of evaluating the company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

	Year Ended December 31, 2005	LTM Period
Reconciliation of Net loss to Adjusted EBITDA
Net loss	$(87)	$(60)
Interest expense, net	204	220
Loss on extinguishment of debt	17	51
Income tax expense	48	43
Depreciation and amortization	148	154

EBITDA	330	408

Adjustments to EBITDA:
Acquisitions/Divestitures(1)	46	35
Transaction and integration costs (2)	44	37
Write-off of deferred IPO costs	—	15
Non-cash charges (3)	30	21
Unusual items:
Gain on divestiture of businesses	(2)	(42)
Purchase accounting effects/inventory step-up	16	9
Discontinued operations	9	12
Business realignment	9	15
Other (4)	33	16

Total unusual items	65	10
In process synergies (5)	105	80

Adjusted EBITDA(6)	$620	$606

Fixed charges	$222	$222

Fixed charge coverage	2.79	2.73

(1)	Represents the incremental EBITDA impact for the Bakelite Transaction, the acquisition of the decorative coatings and adhesives business unit of The Rhodia Group, the acquisition of the global wax compounds business of Rohm and Haas, and the acquisition of the ink and adhesive resins business of Akzo Nobel as if they had taken place at the beginning of the period, less EBITDA generated by Alba Adesivos due to the Brazilian Consumer Divestiture.
(2)	Represents merger costs principally related to the formation of Hexion on May 31, 2005 (the Combinations) and the Bakelite Acquisition, expenses associated with terminated acquisition activities, and incremental administrative costs associated with integration programs.
(3)	Includes non-cash charges for impairments of fixed assets, stock based compensation, and unrealized foreign currency exchange loss on debt instruments denominated in currencies other than the functional currency of the holder.
(4)	Includes certain non-recurring litigation expenses and gains, a foreign currency loss on an exchange rate hedge related to the Bakelite Acquisition, integration costs, and incremental non-recurring advisor and external audit fees related to the Bakelite Acquisition and the Combinations.
(5)	Represents estimated net unrealized cost synergies resulting from the Combinations and the Bakelite Acquisition.
(6)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under certain of our indentures. As of June 30, 2006, the Company was able to satisfy this covenant and incur additional indebtedness under our indentures.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in Item 1A—Risk Factors of the Company’s Form 10-K, filed with the Securities Exchange Commission on March 17, 2006. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in Item 3. Legal Proceedings of the Company’s Form 10-K filed with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

5